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                                EXHIBIT NO. 99.1

                                                                    NEWS RELEASE

COMPANY CONTACT:                                             INVESTOR RELATIONS:
----------------                                             -------------------
Bill Bush                                                         Richard Cooper
International Microcomputer Software, Inc.  Strategic Growth International, Inc.
415.878.4039                                                        212.838.1444
E-mail: bbush@imsisoft.com                            E-mail: rcooper@sgi-ir.com

                     IMSI(R) ANNOUNCES FIRST QUARTER RESULTS

NOVATO, CALIF., NOVEMBER 13, 2003 - IMSI(R) (OTC "BULLETIN BOARD": IMSI), a leading developer and publisher of precision design, graphics and business productivity software, today announced financial results for the three months ended September 30, 2003. IMSI reported net revenues of $1.7 million for the three months ended September 30, 2003, which resulted in a net loss of $400,000 as compared to net revenues of $2.0 million and a net loss of $136,000 for the same period in the prior fiscal year. Net revenues from continuing operations decreased by $267,000 or 13%, for the three month period ended September 30, 2003, as compared to the same period from the previous fiscal year. The decrease in revenues was due primarily to delays in new contracts at Keynomics and lower retail sales compared to the same quarter last year.

"With the close of several transactions in the quarter and shortly thereafter, we continue with our strategy of significantly strengthening our online and software offerings", said Martin Wade, IMSI CEO. "We are executing on a plan to strengthen our product line by increasing investments in our key brands such as TurboCAD(R) and FloorPlan(R) and expanding our online offerings through acquisitions and licensing arrangements. We plan to complete additional accretive transactions which should result in revenue growth and improved operating results".

"We continue to utilize effectively the resources generated by the sale of ArtToday," stated Gordon Landies, President of IMSI. "With the acquisition of CADSymbols.com, CADalog.com, and 30 million Cad symbols from Assisto, we have significantly strengthened our online CAD content revenue potential. In addition, the acquisition of the DesignCAD product line and the launch of new HiJaak branded products such as PhoTags and Digital Photo Studio expand our strategic software offerings and provide us with more high quality products to place in our worldwide distribution network."

The following table sets forth selected financial data for the three months ended September 30, 2003 and 2002.

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Summarized Financial Statistics                  Three Months ended September 30
---------------------------------------------------------------------------------------------
                                        2003         2002               Change
                                  ------------ ------------- --------------------------------
                                                                   $               %
                                  ------------ ------------- -------------- -----------------
Cash & Cash Equivalents                $6,729        $1,309         $5,420            414.1%
---------------------------------------------- ------------- -------------- -----------------
Net Worth                             $11,004          $595         10,409          1,749.4%
---------------------------------------------- ------------- -------------- -----------------
Consolidated Net Revenues               1,732        $1,999         ($267)            -13.4%
---------------------------------------------- ------------- -------------- -----------------
Net Loss                               ($400)        ($136)         ($264)           -194.1%
---------------------------------------------- ------------- -------------- -----------------
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ABOUT IMSI

Founded in 1982, IMSI has established a tradition of providing the professional and home user with innovative technology and easy-to-use, high-quality software products at affordable prices. The company maintains two business divisions. THE
PRECISION DESIGN DIVISION, anchored by IMSI's flagship product, TurboCAD(R) and the recently acquired DesignCAD(TM) line, also develops and markets oTher visual content and design software such as FloorPlan(R) 3D. THE BUSINESS APPLICATIONS
DIVISION provides businesses and end users with software solutions through its popular products such as TurboProject(R), FormTool(R), FlowCharts&More(TM), HiJaak(R) and TurboTyping(TM). THIS division also provides ergonomic and keyboard training to Fortune 1000 companies for worker-related safety, productivity, and ergonomic compliance improvements through Keynomics, a wholly owned subsidiary of IMSI. More information about IMSI can be found at www.imsisoft.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities
Exchange Act of 1934, and within the meaning of the Private Securities
Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future
Operating Results" in the company's annual report on Form 10-KSB for the year ended June 30, 2003, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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